Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3of our report dated April 4, 2017, relating to the consolidated balance sheet of AEP Transmission Company, LLC and subsidiaries (the “Company”) as of December 31, 2016, and the related consolidated statements of income, changes in Member’s Equity, and cash flows for each of the two years in the period ended December 31, 2016, and the financial statement schedule of the Company related to these periods, appearing in or incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Columbus, Ohio
May 31, 2018